SHRINK NANOTECHNOLOGIES ACQUIRES POWERSKIN™ TRADEMARK FROM NASDAQ NATIONAL MARKET COMPANY, MILLENIUM CELL, BANKRUPTCY ESTATE

PATENT PENDING QUANTUM DOT SOLAR CONCENTRATOR PRODUCTS DESIGNED TO “SOLARIZE” EVERYDAY BUILDING SURFACES LIKE WINDOWS, ROOFS AND HOME SIDING TO BE BRANDED UNDER THE NAME POWERSKIN™

CARLSBAD, CA – May 3, 2010 - Shrink Nanotechnologies, Inc. (“Shrink”) (OTCBB: INKN; INKND), an innovative nanotechnology company developing products and licensing opportunities in the solar energy production, medical diagnostics and sensors and biotechnology research and development tools businesses, announced today that it has received notification that it has purchased the PowerSkin™ trademarks from the bankruptcy estate associated with the Millennium Cell (NASDAQ: MCEL).  Pending additional clearances from the US Patent & Trademark Office, Shrink will market its Quantum Dot Solar Concentrator technologies, which enhances existing silicon-based photovoltaic (PV) systems and the ability for these systems to absorb sunlight and convert it to electricity, under the name PowerSkin™.

“The core solar concentrator technology we have been developing at Shrink over the past few years is one that we believe has the ability to change the way people think about every day building products like windows, as an example.  Imagine a window that produces power.  Imagine an electric vehicle that is re-charged from a solar window that is absorbing the sun’s rays while the owner of the vehicle is working.  Or imagine a flat panel crystalline silicon solar panel array that produces critical additional power because it had a low cost PowerSkin™ panel attached to it that enabled the overall system to increase its efficiency to the point where the over payback from the power produced made the system made more economic sense from Day 1.  At Shrink, we believe that our quantum dot solar concentrator systems have this promise – without the reliance on mirrors, a lens or a tracking device – a completely non-optical system.  And going forward, as a result of this most recent intellectual property acquisition, all Shrink Solar, LLC solar concentrator products and technologies will be branded under the PowerSkin™ brand,” stated Mark L. Baum, CEO of Shrink Nanotechnologies, Inc.

Baum added, “Our management team is particularly excited about this acquisition; however, we are even more impressed with the additional opportunities we have seen and which we continue to actively conduct due diligence on in the marketplace for distressed alternative energy assets, products and technologies which we believe may be utilized in furtherance of our solar operating unit, Shrink Solar’s, mission to integrate our technologies into existing solar powered rooftop applications, residential and commercial windows and additional “low hanging fruit” applications so that our country gains energy independence, a critical national imperative.  We will continue to update our loyal shareholders and the marketplace to the extent we decide to make additional moves in this ever fluid merger and acquisition environment for intellectual property and valuable under-priced alternative energy assets.”

About Shrink Solar, LLC

Using Shrink Solar’s patent-pending nanocrystal-based technology, Shrink enhances silicon’s ability to absorb sunlight and convert it to electricity. Shrink’s non-optical systems are a first-in-class solar concentrator that can boost energy production from legacy silicon PV systems by optimizing the light for absorption by silicon. A newly formed Renewable Energy Team, comprising distinguished academic and industry collaborators, will provide dedicated management support. For more information on Shrink Solar LLC, a subsidiary of Shrink Nanotechnologies, Inc., please visit www.shrinksolar.com.

About Shrink Nanotechnologies, Inc.

Shrink is a first of its kind FIGA™ organization. FIGA companies bring together diverse contributions from leaders in the worlds of finance, industry, government and academia. Shrink’s technologies and solutions, including its diverse advanced plastic substrates, nano-devices and biotech research tools, among others, are designed to be ultra-functional and mechanically superior in the solar energy, environmental detection, stem cell research tools and biotechnology device markets. The Company’s products are based on a pre-stressed plastic called NanoShrink™, and on a patent-pending manufacturing process called the ShrinkChip Manufacturing Solution™. Shrink’s unique materials and manufacturing solution represents a new paradigm in the rapid design, low-cost fabrication and manufacture of nano-scale devices for numerous significant markets.

To learn more about Shrink Nanotechnologies, Inc. or to download the most up-to-date shareholder kit, please visit at www.shrinknano.com and www.shrinksolar.com.

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only. Actual results may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Shrink's ability to obtain additional financing, secure defendable patent rights, to build and develop markets for Shrink's technologies and products and to finalize a commercial-ready solar concentrator product. These factors should be strongly considered when making a decision to acquire or maintain a financial interest in Shrink, including consulting with a FINRA registered representative prior to making such decision. Shrink undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Shrink's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Shrink's success are more fully disclosed in Shrink's most recent public filings with the U.S. Securities and Exchange Commission.

Contact:
For Shrink Nanotechnologies
Mark L. Baum, Esq.
760-804-8844 x205

See also:

http://www.shrinksolar.com/blog/

http://www.shrinknano.com/products/product-tools

http://www.shrinknano.com/products/product-diagnostics

http://www.shrinknano.com/tech

http://www.shrinknano.com/tr35-a-children%E2%80%99s-toy-inspires-a-cheap-easy-production-method-for-high-tech-diagnostic-chips

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